UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/12/2004

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive
Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Effective November 1, 2004, Time Warner Telecom Holdings Inc., a wholly-owned subsidiary of the Company, renewed its lease with Carr America Real Estate Services LLC for its 130,000 square foot office and network operating center facility located in Greenwood Village, Colorado. The renewed lease expires October 31, 2015, but may be extended at the lessee's option for two additional five year terms. The lease renewal will result in savings of approximately $1.2 Million annually in lease expenses, in addition to other tenant improvement and infrastructure allowances.

Item 1.02.    Termination of a Material Definitive Agreement

Time Warner Telecom Inc. ("Company") entered into a General Release and Amendment terminating the employment contract with David Rayner, Senior Vice President and Chief Financial Officer, on November 12, 2004, effective December 3, 2004. Mr. Rayner resigned his position with the Company in order to accept the position of Chief Financial Officer, with EchoStar Communications Corporation, effective December 27, 2004.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

David Rayner, the Company's Senior Vice President and Chief Financial Officer has resigned effective December 3, 2004 in order to accept the position of Chief Financial Officer, with EchoStar Communications Corporation, effective December 27, 2004.

Mark Peters, Vice President and Treasurer, was named Senior Vice President and Acting Chief Financial Officer effective November 12, 2004. Mr. Peters has been Vice President and Treasurer of the Company since 1998. From March 1996 to July 1998, he participated in entrepreneurial start-up ventures and from January 1990 to February 1996, Mr. Peters was an executive officer with Nextel Communications, Inc. and predecessor OneComm where he most recently held the position of Vice President of Finance and Treasurer. Mr. Peters' compensation arrangements in his new role have not yet been determined. In November 2003 he entered into an employment contract with the Company for a three year term expiring October 31, 2006. In the event of a change of control of the Company during the agreement terms or termination of the agreement by the Company without cause, Mr. Peters is entitled to receive an amount equal to his base salary and applicable target bonus for the remainder of the contract term, but not less than an amount equal to such salary and bonus for a 12 month period. The parties are in the process of negotiating a modification to the compensation provisions of the contract.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: November 17, 2004.	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel